Exhibit 10.33

GTC BIOTHERAPEUTICS, INC.

Executive Compensation Disclosure Schedule

On February 15, 2005, the Compensation Committee of the Board of Directors of GTC Biotherapeutics, Inc. determined the base salaries, effective as of January 1, 2005 for GTC’s executive officers, their annual stock option awards and their target bonus potential for 2005 expressed as a percentage of their respective base salaries. The Compensation Committee also determined bonuses awarded to GTC’s executive officers for the calendar year 2004, 25% of which is being paid in shares of GTC Common Stock valued at the closing price on February 15, 2005.

The Compensation Committee annually evaluates the performance and determines the cash and equity compensation of GTC’s executive officers based on the Compensation Committee’s assessment of company performance and individual performance, as well as relative compensation for competitive positions in similarly sized, publicly-traded biopharmaceutical companies. Based on that evaluation, the Compensation Committee has now determined the base salary level for 2005 for each of the executive officers taking into consideration the executive’s salary history and internal and external fairness considerations. The annual base salary for each executive officer was adjusted for 2005 in light of the executive’s prior performance, tenure and responsibilities, as well as independent compensation data.

The Committee also established a target bonus opportunity for each of the executive officers for 2005 expressed as a percentage of base salary. This bonus potential can be exceeded by up to 20% of the target for exceptional corporate and individual performance. As it did for 2004, the Compensation Committee will determine two-thirds of the bonus for the Chief Executive Officer and the other executive officers based on the Committee’s assessment of GTC’s performance relative to a number of company-wide goals established by the Chief Executive Officer and the Committee. The remainder of the bonus potential will be based on the Committee’s judgment regarding individual performance against objectives, which in the case of the Chief Executive Officer are determined by the Committee and for all other executive officers are determined by the Chief Executive Officer.

The Committee then granted annual stock option awards to each of GTC’s executive officers. The size of stock option awards is generally intended to reflect the significance of the executive’s current and anticipated contributions to GTC’s overall performance, and is determined based on internal and external fairness considerations, as well as independent compensation data. For each stock option award, 20% vested immediately and the balance vests 20% annually over four years. The exercise price per share of the stock options was equal to the fair market value of a share of GTC’s common stock on the date of grant.

The company performance portion of the bonus payments for 2004 was based on the Committee’s subjective assessment of performance against a number of objectives in the areas of clinical development, transgenic production capabilities, external programs, business development and financial performance, and other performance goals established in early 2004. The bonuses awarded to GTC’s executive officers for 2004 ranged from 52% to 58% of their target bonuses, which resulted in bonuses ranging from approximately 16% to 22% of their base salaries.

The base salaries, annual equity awards and target bonuses for 2005, as well as the stock and cash bonuses for 2004, for GTC’s Chief Executive Officer and the four other most highly compensated executive officers, also known collectively as the named executive officers, are listed in the table below. Additional information on executive compensation is included in GTC’s proxy statement for its annual meeting of shareholders.

Executive Officer	2004 Cash Bonuses	2004 Bonuses Shares	2005 Base Salary	2005 Target Bonus (% of Base Salary)[1]	2005 Stock Option Award Shares
Geoffrey F. Cox, Ph.D. Chairman of the Board, President and Chief Executive Officer	$70,575	13,757	$436,800	40%	75,000

John B. Green Senior Vice President, Chief Financial Officer and Treasurer	$34,628	6,750	$280,800	30%	39,000

Gregory F. Liposky Senior Vice President, Operations	$33,278	6,486	$265,200	30%	55,000

Harry M. Meade, Ph.D. Senior Vice President, Research and Development	$33,138	6,459	$273,520	30%	39,000

Daniel S. Woloshen Senior Vice President and General Counsel	$26,793	5,222	$238,160	30%	27,000

[1]	The target bonus opportunity can be exceeded by up to 20% of the target if GTC achieves exceptional corporate performance, as determined by the Committee, and the individual achieves high individual performance. For example, an executive with a target bonus of 30% could receive a bonus of as much as 36% of base salary.